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                                                                    EXHIBIT 99.1

                COLE NATIONAL ANNOUNCES THAT IT HAS EXTENDED THE
                             TARGET OPTICAL CONTRACT

        Cleveland, Ohio, March 10, 2004 -- Cole National Corporation (NYSE: CNJ) today announced that it has extended its agreement with Target Corporation, under which the Company currently operates licensed optical departments in 265 Target Stores, through May 6, 2007 under modified terms.

        Larry Pollock, President and CEO, commented, "Cole National is very pleased with the outcome of our discussions with Target Corporation. We have always felt that Target Optical represents a tremendous opportunity for our Company. We believe this new agreement provides us with the right foundation on which to profitably grow the Target Optical business, and we look forward to continuing our relationship with Target Corporation and its management team. All of our Target Optical team members look forward to continuing to provide the Target guest with the outstanding service, selection and quality that is our trademark."

        The Company estimates that losses at Target Optical will reduce the operating income of its Cole Vision segment by approximately $4.5 million in its 2004 fiscal year. Included in this figure are one time charges of $2.2 million. The Company expects Target Optical to break even in its 2005 fiscal year, and to contribute to the operating income of its Cole Vision segment in subsequent years.

        ABOUT COLE NATIONAL

        Cole National Corporation's vision business, together with Pearle franchisees, has 2,197 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 728 locations nationwide, catalogs, and the Internet at WWW.THINGSREMEMBERED.COM. Cole also has a 21% interest in Pearle Europe, which has 1,486 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal, Russia and Sweden.

        FORWARD LOOKING STATEMENT

        The Company's expectations and beliefs concerning the future contained in this document and the Form 10-Q are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition, such as the changes in the costs associated with extension and modification of the Company's agreement with Target Corporation; the timing and achievement of improvements in the operations of the Target Optical business; the success of new store openings and the rate at which new stores achieve profitability; the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations; the actual utilization of Cole Managed Vision funded eyewear programs; the Company's ability to select, stock and price merchandise attractive to customers; success of systems development and integration; competition in the optical industry; economic and weather factors affecting consumer spending; operating factors affecting customer satisfaction, including manufacturing quality of optical goods; the mix of goods sold, pricing and other competitive factors; the seasonality of the Company's business; and the Company's relationships with its host stores. The Company does not assume any obligation to update the forward looking statements in this press release.


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